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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES



                        FIRSTCITY FINANCIAL CORPORATION
STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES, HISTORICAL BASIS
                          (IN MILLIONS, EXCEPT RATIOS)




                                SIX MONTHS ENDED          YEAR ENDED
                                    JUNE 30,              DECEMBER 31,
                                ----------------   -------------------------
                                      2002           2001            2000
Ratio of Earnings to
   Fixed Charges:
   Income (loss) from
      continuing
      operations
      before income
      taxes and
      minority interest .....   $4,299               $4,551         $ (4,112)

Fixed charges (1):
   Interest expense
      and amortization
      of debt discount ......    3,173                8,777           18,658

   Accrued dividends ........    1,284                2,568            2,568

 Total fixed charges ........    4,457               11,345           21,226

Earnings before income
   taxes and fixed
   charges ..................   $8,756              $15,896          $17,114

Ratio of earnings to
   fixed charges ............     1.96                 1.40             0.81


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(1)      Fixed charges consist of total interest; amortization of debt discount, premium, and expense; and the accrued dividends.


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                        FIRSTCITY FINANCIAL CORPORATION
STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES, PRO FORMA BASIS
                          (IN MILLIONS, EXCEPT RATIOS)


                                               SIX MONTHS ENDED JUNE 30, 2002             YEAR ENDED DECEMBER 31, 2001
                                              ---------------------------------        ----------------------------------
                                              SCENARIO     SCENARIO    SCENARIO        SCENARIO     SCENARIO     SCENARIO
                                                  1            2           3               1            2            3
Ratio of Earnings to Fixed Charges:
   Income from continuing operations
      before income taxes interest ........   $ 4,331       $4,246     $4,289          $ 4,513      $ 4,346       $ 4,430

Fixed charges (1):
   Interest expense and amortization
      of debt discount ....................     3,141        3,226      3,183            8,815        8,982         8,898
   Accrued dividends ......................        --           --         --               --           --           --
 Total fixed charges ......................     3,141        3,226      3,183            8,815        8,982         8,898

Earnings before income taxes and
   fixed charges ..........................    $7,472       $7,472     $7,472          $13,328      $13,328       $13,328

Ratio of earnings to fixed charges ........      2.38         2.32       2.35             1.51         1.48          1.50


----------

(1) Fixed charges consist of total interest; amortization of debt discount, premium, and expense; and the accrued dividends.


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